[Goodwin Procter LLP letterhead]

Exhibit 5.1

August 15, 2024

UDR, Inc.

United Dominion Realty, L.P.

1745 Shea Center Drive, Suite 200
Highlands Ranch, Colorado 80129

Re:Securities Being Registered under Registration Statement on Form S-3

Reference is made to a Registration Statement on Form S-3 (File No. 333-269757) (as amended or supplemented, the “Registration Statement”) filed on February 14, 2023 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by UDR, Inc., a Georgia corporation (the “Company”), and United Dominion Realty, L.P., a Delaware limited liability partnership (the “Operating Partnership”), of, among other securities, (i) the Company’s debt securities (the “Debt Securities”) and (ii) guarantees of the Debt Securities by certain subsidiaries of the Company, including the Operating Partnership.

We are delivering this opinion letter in connection with the Pricing Supplement (the “Final Pricing Supplement”), filed on August 13, 2024, by the Company and the Operating Partnership with the Commission pursuant to Rule 424 under the Securities Act.  The Final Pricing Supplement relates to the offering by the Company of $300,000,000 aggregate principal amount of Debt Securities in the form of 5.125% Senior Notes due 2034 (the “Notes”) and the Guarantee thereof by the Operating Partnership (the “Note Guarantee”).  The Notes and the Note Guarantee are being sold to the several agents named in, and pursuant to, the Third Amended and Restated Distribution Agreement, dated September 1, 2011, as amended July 29, 2014, April 27, 2017, May 7, 2020 and February 14, 2023, among the Company, the Operating Partnership as guarantor, BofA Securities, Inc., BNY Mellon Capital Markets, LLC, Citigroup Global Markets Inc., Jefferies LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., PNC Capital Markets LLC, Regions Securities LLC, RBC Capital Markets, LLC, Samuel A. Ramirez & Company, Inc., Truist Securities, Inc. (as successor in interest to SunTrust Robinson Humphrey, Inc.), TD Securities (USA) LLC, U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC (together with the Terms Agreement, the “Distribution Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates  of officers of the Company and the Operating Partnership.

The Notes and Guarantee will be issued pursuant to an Indenture, dated as of November 1, 1995 (the “Base Indenture”), between the Company (successor by merger to United Dominion Realty Trust, Inc., a Virginia Corporation) and U.S. Bank Trust Company, National Association (successor trustee to Wachovia Bank, National Association, formerly known as First Union National Bank of Virginia), as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of May 3, 2011, among the Company, the Operating Partnership and the Trustee (together with the Base Indenture, the “Indenture”). We refer to the Indenture, the Notes and the Note Guarantee as the “Transaction Documents.”

In our examination of the Transaction Documents and other documents relevant to the opinions set forth below, we have assumed, without independent verification, (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity and completeness of all Transaction Documents and other relevant documents submitted to us as originals, (iv) the conformity to the original of the Transaction Documents and other relevant documents submitted to us as copies or by facsimile or other means of electronic transmission and (v) the truth, accuracy and completeness of information, representations and warranties contained in the Transaction Documents and other relevant documents. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and action by governmental agencies covered by this opinion letter, unless a reported decision of a court in the relevant jurisdiction has held otherwise.

The opinions set forth below are limited to the Maryland General Corporation Law and the Delaware Limited Liability Company Act. We note that Shulman Rogers, P.A. has filed an Exhibit 5.1 opinion covering matters of VA law with respect to the Notes and the Note Guarantee.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

(1)  the Notes have been duly authorized for execution and delivery pursuant to the Distribution Agreement and in accordance with the Indenture.

(2) the Note Guarantee has been duly authorized for execution and delivery pursuant to the Distribution Agreement and in accordance with the Indenture.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form-8-K, dated August 15, 2024, which is incorporated by reference into the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP